AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 2000
                                       REGISTRATION NOS. 333-43650 AND 333-43640
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

           POST-EFFECTIVE AMENDMENT NO. 1                      POST-EFFECTIVE AMENDMENT NO. 1
            FILED PURSUANT TO RULE 462(d)                       FILED PURSUANT TO RULE 462(d)
                        TO                                                  TO
                     FORM F-4                                            FORM S-4
              REGISTRATION STATEMENT                              REGISTRATION STATEMENT
                      UNDER                                               UNDER
            THE SECURITIES ACT OF 1933                          THE SECURITIES ACT OF 1933
             ------------------------                            ------------------------

                  WPP GROUP PLC                                    YOUNG & RUBICAM INC.
  (Exact name of Registrant as specified in its       (Exact name of Registrant as specified in its
                     charter)                                            charter)

                ENGLAND AND WALES                                        DELAWARE
 (State or other jurisdiction of incorporation or    (State or other jurisdiction of incorporation or
                  organization)                                       organization)

                       NONE                                             13-1493710
     (I.R.S. Employer Identification Number)             (I.R.S. Employer Identification Number)

                       7311                                                7311
 (Primary Standard Industrial Classification Code    (Primary Standard Industrial Classification Code
                     Number)                                             Number)

                  27 FARM STREET                                    285 MADISON AVENUE
                  LONDON W1X 6RD                                 NEW YORK, NEW YORK 10017
                     ENGLAND                                          (212) 210-3000
              (011 44) 20 7408 2204
 (Address including zip code and telephone number    (Address including zip code and telephone number
   of Registrant's principal executive offices)        of Registrant's principal executive offices)

                  CT CORPORATION                               STEPHANIE W. ABRAMSON, ESQ.
                  1633 BROADWAY                        EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
             NEW YORK, NEW YORK 10019                              YOUNG & RUBICAM INC.
                  (212) 315-7920                                    285 MADISON AVENUE
                                                                    NEW YORK, NY 10017
                                                                      (212) 210-3000
 (Name, address and telephone number of agent for    (Name, address and telephone number of agent for
                     service)                                            service)

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-43650

                       ------------------------------

                             EXPLANATORY NOTE


     This Post-Effective Amendment No. 1 to Registration Statement on Form F-4 (No. 333-43650) is filed pursuant to Rule 462(d) solely to amend Exhibit 99 previously filed with respect to such Registration Statement.

                                  PART II

ITEM 21.  EXHIBITS.

EXHIBIT
NUMBER                         DESCRIPTION
-----------   -------------------------------------------------

99            Form of Letter of Consent and related documents.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, WPP Group plc, the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-43650) to be signed on its behalf by the undersigned, thereunto duly authorized in the city of London, England, on September 1, 2000.


                                    WPP GROUP PLC

                                    By:  /s/ PAUL W. G. RICHARDSON
                                         ------------------------------------
                                         Name: Paul W. G. Richardson
                                         Title: Group Finance Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the following capacities as of September 1, 2000.

             SIGNATURE                                     TITLE
             ---------                                     -----

      /s/ HAMISH MAXWELL*
-------------------------------------       Chairman (non-executive) of the
        Hamish Maxwell                        board of directors

    /s/ SIR MARTIN SORRELL*
-------------------------------------       Group chief executive
      Sir Martin Sorrell                      (Principal Executive Officer)

   /s/ PAUL W. G. RICHARDSON
-------------------------------------       Group finance director
     Paul W. G. Richardson                    (Principal Financial Officer)

       /s/ PAUL DELANEY*
-------------------------------------       Director of Group Treasury
         Paul Delaney                         (Principal Accounting Officer)

     /s/ BRIAN J. BROOKS*
-------------------------------------       Executive director
        Brian J. Brooks

  /s/ JEREMY J. D. BULLMORE*
-------------------------------------       Non-executive director
     Jeremy J. D. Bullmore

       /s/ ESTHER DYSON*
-------------------------------------       Non-executive director
         Esther Dyson

       /s/ STEVEN HEYER*
-------------------------------------       Non-executive director
         Steven Heyer

      /s/ MASAO INAGAKI*
-------------------------------------       Non-executive director
         Masao Inagaki

    /s/ JOHN B. H. JACKSON*
-------------------------------------       Non-executive director
      John B. H. Jackson

  /s/ CHRISTOPHER MACKENZIE*
-------------------------------------       Non-executive director
     Christopher Mackenzie

    /s/ STANLEY W. MORTEN*
-------------------------------------       Non-executive director
       Stanley W. Morten

      /s/ JOHN A. QUELCH*
-------------------------------------       Non-executive director
        John A. Quelch

      /s/ ERIC R. SALAMA*
-------------------------------------       Non-executive director
        Eric R. Salama

      /s/ JOEL E. SMILOW*
-------------------------------------       Non-executive director
        Joel E. Smilow

     /s/ MARY ELLEN HOWE*
-------------------------------------       Authorized representative in
        Mary Ellen Howe                     the U.S.


*By:               /s/ PAUL W. G. RICHARDSON
            --------------------------------------
                     Paul W. G. Richardson
                       ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                         DESCRIPTION
-----------   -------------------------------------------------

99            Form of Letter of Consent and related documents.